Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Jeff Priester
332-242-4370
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Appoints Deborah M. Derby as Chief Executive Officer

SYRACUSE, N.Y. – (BUSINESS WIRE) – April 13, 2023 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) announced today that its Board of Directors has appointed Deborah M. Derby as the Company’s new President and Chief Executive Officer, effective May 1, 2023. Ms. Derby will succeed Paulo A. Pena, the Company’s former President and CEO who passed away unexpectedly on December 31, 2022, and Anthony Hull, the Company’s Interim President and Chief Executive Officer, who will continue to serve as the Company’s Vice President, Chief Financial Officer and Treasurer. Ms. Derby, who has served as an independent member of the Company’s Board of Directors since June 2018, will continue to serve as a director of the Company.

Ms. Derby, age 59, has significant experience leading multi-unit, consumer-focused companies that includes an almost 15-year career at Toys “R” Us, Inc. between 2000 and 2015 where she served in a variety of senior executive positions including President of Babies “R” Us and Vice Chairman of Toys “R” Us. She has also served as the President of Horizon Group USA, Inc., a wholesaler of craft components and activity kits, from 2016 until June 2020. Ms. Derby has served as a director of Henry Schein, Inc. since February 2021. She also served as a director of the Vitamin Shoppe, Inc. from 2012 to December 2019.

“We are excited to welcome Deb as our new Chief Executive Officer,” said David Harris, the Chairman of the Board of Carrols. “We are confident that we have identified an exemplary individual with the skills and experience necessary to lead Carrols and complement the strong management and restaurant operations team we have in place at the Company. We would also like to express our appreciation to Tony Hull for his leadership as Interim President and CEO for the first four months of 2023.”

Ms. Derby stated, “I am honored to have been named the next Chief Executive Officer of Carrols and am grateful for the confidence that the Board has placed in me. I look forward to working with the Board and Carrols’ talented management and restaurant operations team to drive further improvement in our financial and operational performance and capture what I believe are the immense opportunities ahead of us.”

About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,019 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control.

Investors are referred to the full discussion of risks and uncertainties as included in Carrols’ filings with the Securities and Exchange Commission.